SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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UnumProvident Corporation

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April 28, 2003

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

UnumProvident Stockholders:

     We cordially invite you to the Annual Meeting of Stockholders. It will be held at 10:00 a.m. (EDT) on Wednesday, May 28, 2003 in the offices of Colonial Life & Accident Insurance Company, a wholly owned subsidiary of UnumProvident Corporation, at 1200 Colonial Life Boulevard, Columbia, South Carolina.

The purpose of the meeting is to consider and vote upon the following matters:

1.	The election of three directors for terms expiring in 2006;
2.	The ratification of the selection of Ernst & Young LLP as the Company’s independent auditors; and
3.	The transaction of any other business that may properly come before the meeting.

     Stockholders of record of the Company at the close of business on March 31, 2003 are entitled to notice of and to vote at the Annual Meeting of Stockholders and at any and all adjournments or postponements of the meeting. Please note our procedures for admission to the meeting described on page 23 of the Proxy Statement.

     After 10 years of service, Lois D. Rice has reached retirement and will be leaving our board at the end of her term at this Annual Meeting. On behalf of the Company and all of its constituencies, we thank her for her exemplary service, wise counsel and leadership.

     The Board of Directors recommends that you vote in favor of all Items which are described in the attached Proxy Statement.

     You can vote by proxy any one of three ways: mail, telephone or Internet. You can also vote in person at the meeting. Detailed proxy voting instructions are provided both in the Proxy Statement and on the enclosed proxy card. Even if you plan to attend the meeting, we encourage you to vote promptly by proxy using one of the three ways provided. Thank you for your support of UnumProvident.

Sincerely, Thomas R. Watjen President and Chief Executive Officer

BY ORDER OF THE BOARD OF DIRECTORS

Susan N. Roth, Corporate Secretary

PROXY STATEMENT

     This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of UnumProvident Corporation (the “Company”) to be voted at the Annual Meeting of Stockholders (the “Meeting”) to be held on May 28, 2003, and any adjournment thereof. Stockholders will be asked to vote upon: ITEM 1. Election of Directors. ITEM 2. Ratification of the selection of Ernst & Young LLP as independent auditors. The Annual Report to Stockholders, including audited financial statements of the Company for the fiscal year ended December 31, 2002, and the proxy card enclosed with this Proxy Statement are being mailed to stockholders on or about April 28, 2003.

     Shares eligible to be voted and for which a proxy card is properly signed and returned prior to the beginning of the Meeting will be voted as directed. If directions are not given or directions are not in accordance with the options listed on a signed and returned proxy card, such shares will be voted FOR each proposition for which the Board of Directors recommends a vote FOR. Unsigned or unreturned proxies, including those not returned by banks, brokers, or other record holders, will not be counted for quorum or voting purposes. You may revoke your proxy at any time prior to the exercise of authority granted in the proxy by giving written notice of revocation to the Corporate Secretary, by submitting a subsequent validly executed proxy, or by voting in person. If you attend the Meeting and intend to vote in person, please notify the tellers prior to the beginning of the Meeting of your intent.

     The affirmative vote of the holders of not less than a plurality of the shares of the Company’s common stock voting at the Meeting is required to elect each of the directors, assuming at least a majority of outstanding shares of the Company’s common stock are present in person or represented by proxy at the Meeting. For the ratification of the selection of Ernst & Young as independent auditors, the affirmative vote of at least a majority of the votes of the stockholders represented and entitled to vote at the Meeting is required.

     As of March 31, 2003, the record date for determination of stockholders entitled to vote at the Meeting, there were outstanding 241,644,012 shares of common stock of the Company. Each share of common stock entitles the holder to one vote. The common stock has a par value of $0.10 per share and is the only outstanding class of equity securities of the Company entitled to vote at this Meeting.

     The Company will bear the cost of soliciting proxies from its stockholders. Proxies will be solicited by mail, e-mail, and may also be solicited personally or by telephone by directors, officers and employees of the Company. The Company has also retained the services of Morrow & Co., Inc. (“Morrow”), a proxy soliciting firm, for the purpose of assisting the Company in the solicitation of proxies for the Meeting. The Company’s arrangements with Morrow provide that Morrow will (1) provide consultation and preparation in connection with the solicitation, (2) assist in distributing proxy materials and collecting proxies held by holders of the Company’s common stock, (3) telephone stockholders as the Company may determine and (4) advise the Company regarding additional soliciting material, if any, that may be used. The Company estimates the fees of Morrow for these services, not counting expenses of distributing proxy materials which the Company will pay, will be approximately $8,500. The Company will make appropriate arrangements with brokerage houses, banks and other custodians, nominees and fiduciaries to facilitate solicitation of proxies from their principals.

     You may vote by submitting your proxy with voting instructions by mail if you promptly complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. You may also submit your proxy by calling 1-800-690-6903, or through the Internet at http://www.ics.adp.com/streetlink/unm in accordance with the instructions on the proxy card.

CORPORATE GOVERNANCE AT UNUMPROVIDENT

     The Company has been actively responding to the corporate governance initiatives under the Sarbanes-Oxley Act of 2002, the related SEC rules and the proposed listing standards of the New York Stock Exchange, thereby strengthening the Company’s governance standards already in place.

     UnumProvident Corporation is the parent holding company and a Delaware corporation. Under Delaware law and the Company’s certificate of incorporation, the Company is managed by or under the direction of the Board of Directors. Members of the Board are kept informed about the Company’s business by reviewing materials provided to them, discussing matters with individual members of senior management, and by participating in meetings of the Board and committees of the Board. All members of the Audit, Compensation, Finance and Governance Committees are outside, non-management directors, and it is anticipated that all members of these committees will meet all of the “independence” requirements when the proposed rules are finalized.

     The Company is building on existing practices as the Board or committees prepare new or revised corporate governance documents, including Corporate Governance Guidelines, Guidelines for Board Membership, Charters for each of the standing committees, and a Code of Business Practices and Ethics. The documents will reflect any new requirements when the proposed NYSE listing standards are finalized and as the Sarbanes-Oxley provisions are implemented.

     When the applicable rules are final and prior to any required effective date, each of the charters for the Audit, Compensation, Finance and Governance Committees, the Corporate Governance Guidelines, the Guidelines for Board Membership and the Code of Business Practices and Ethics will be made available on the Company’s website at www.unumprovident.com and will be made available without charge in print by the Company to any stockholder who requests them.

     The Company has established internal controls and procedures for financial reporting designed to ensure the integrity and accuracy of the Company’s financial statements and control its assets. It has also established disclosure controls and procedures designed to ensure that the Company is able to timely record, process and report the information required for public disclosure.

RECENT DEVELOPMENTS

     In late March 2003, the Board of Directors replaced J. Harold Chandler as Chairman, President and Chief Executive Officer. Mr. Chandler subsequently resigned as a director. The Board named Thomas R. Watjen, who was the Company’s Vice Chairman and Chief Operating Officer, to serve as President and Chief Executive Officer on an interim basis. F. Dean Copeland who has been serving as Senior Executive Vice President and General Counsel assumed the additional position of Chief Administrative Officer. The Board also established the Office of the Chairman of the Board (the “OCB”), and appointed C. William Pollard and Lawrence R. Pugh, both former CEOs of public companies, to serve as co-chairs of the OCB. The OCB is intended to serve as the focal point for interaction between the Board and senior management during the period that a new Chief Executive Officer is sought. The co-chairs act as directors and not as management, but provide counsel and are a resource to senior management. The OCB reports to the Board of Directors on a regular basis. It is expected that the OCB will exist until a new Chief Executive Officer is selected and begins serving. The Board also named John W. Rowe as the Chairman of a committee, which will be assisted by a national executive recruiting firm, to perform a search for a Chief Executive Officer, and the Board has indicated that Mr. Watjen is a candidate whom the search committee will include in its consideration. The Board amended the Bylaws of the Company to describe the OCB and its authority and responsibilities, and to provide that a person serving as a chair or co-chair of the OCB may serve past the annual meeting following the director’s 70th birthday.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

     The Board of Directors, which currently has eleven members, is divided into three classes. Generally, at each annual meeting, one Class of directors, or approximately one-third of the total number of directors, will be elected and the term of that Class is three years. The term of the Class I directors expires with this Meeting.

     The Board of Directors proposes the election of William L. Armstrong, A.S. (Pat) MacMillan, Jr., and Cynthia A. Montgomery as Class I directors, to hold office for a term of three years expiring at the close of the Annual Meeting of Stockholders to be held in 2006 and until their successors are elected and qualified. Each nominee is currently serving as a member of the Board of Directors of the Company.

     If any nominee should become unable to serve, the persons named as proxies on the proxy card will vote for the person or persons the Board of Directors recommends, if any. The Board of Directors has no reason to believe that any of the named nominees is not available or would be unable to serve if elected.

     Set forth below is information about each nominee and continuing director, including age, position(s) held with the Company, principal occupation, business history for at least five years and other directorships held. The terms of office for each of the remaining directors continue until the close of the Annual Meeting of Stockholders in the year shown along with each director’s name. Lois D. Rice is retiring effective with the Annual Meeting.

Name	Age	Director Since		Position(s) Held	Term Expires

William L. Armstrong	66	1991	(1)	Director	2003
Jon S. Fossel	61	2002		Director	2005
Ronald E. Goldsberry	60	1999	(2)	Director	2004
Hugh O. Maclellan, Jr	63	1975	(1)	Director	2004
A.S. (Pat) MacMillan, Jr	59	1995	(1)	Director	2003
Cynthia A. Montgomery	50	1999	(2)	Director	2003
C. William Pollard	64	1992	(1)	Director	2004
Lawrence R. Pugh	70	1999	(2)	Director	2005
John W. Rowe	57	1999	(2)	Director	2004
Thomas R. Watjen	48	2002		President and Chief Executive Officer and a Director	2005

On June 30, 1999, UNUM Corporation (“UNUM”) merged into Provident Companies, Inc. (“Provident”) (the “Merger”), and the name of the merged corporation was changed to UnumProvident Corporation. Provident had previously reorganized in a share exchange with its predecessor, Provident Life and Accident Insurance Company of America (“America”), on December 29, 1995.

(1)	Year became a director of the Company’s predecessor America. Each became a director of the Company on December 29, 1995, the effective date of the share exchange between the Company and America.
(2)	Became a director of the Company upon the merger of UNUM Corporation into the Company on June 30, 1999. Served on the UNUM Corporation Board from year indicated: Goldsberry — 1993, Montgomery — 1990, Pugh — 1988, and Rowe — 1988.

NOMINEES FOR ELECTION FOR TERM EXPIRING IN 2006

William L. Armstrong

     From 1979 to 1991, Senator Armstrong served in the United States Senate representing Colorado. He has been Chairman of Cherry Creek Mortgage Company, Inc. since 1991, Chairman of El Paso Mortgage Company since 1993, Chairman of Centennial State Mortgage Company since 1994, and Chairman of Transland Financial Services, Inc. since 1996. He is also a director of Helmerich and Payne, Inc. and a trustee of 47 of the Denver-based OppenheimerFunds mutual funds.

A.S. (Pat) MacMillan, Jr.

     Mr. MacMillan has served as the Chief Executive Officer of Team Resources, Inc., since 1980. The company specializes in the areas of team and organizational design and development, including management consulting, management training, and organizational audits and surveys. He is also a trustee of The Maclellan Foundation, Inc., and a director of MetoKote Corporation.

Cynthia A. Montgomery

     Cynthia A. Montgomery is a professor of strategy at Harvard University Graduate School of Business Administration, a post she has held since 1989. She was named Timken Professor of Business Administration in June 1998. Professor Montgomery also serves as director of Newell Rubbermaid and a number of Merrill Lynch mutual funds.

CONTINUING DIRECTORS

Jon S. Fossel

     Mr. Fossel retired as Chairman and Chief Executive Officer of the OppenheimerFunds in 1996. He continues to serve as a trustee of 40 of the Denver-based OppenheimerFunds mutual funds. He is a director of PR Pharmaceuticals.

Ronald E. Goldsberry

     Dr. Goldsberry currently serves as Chairman of OnStation Corporation, formerly known as Carstation.com. He is also an independent contractor to Deloitte Consulting. He has served as Chairman of OnStation Corporation since November 1999. He served as Chief Executive Officer of OnStation from January to May 2002 and from November 1999 to March 2001. He served as Global Vice President and General Manager of Global Ford Customer Service Operations at Ford Motor Company from January 1997 to November 1999. Prior to that time, Dr. Goldsberry served as General Manager of the Customer Service Division of Ford Motor Company from February 1994 to December 1996 and General Sales and Marketing Manager for the Parts and Service Division from October 1991 to February 1994.

Hugh O. Maclellan, Jr.

     Mr. Maclellan, Jr. is President of The Maclellan Foundation, Inc., a charitable foundation, and a director of SunTrust Bank, Chattanooga, N.A., and Covenant Transport, Inc.

C. William Pollard

     Mr. Pollard is Chairman Emeritus of The ServiceMaster Company having retired as Chairman of the Board in April 2002 and as a Board member in January 2003. He served as Chairman of the Board of ServiceMaster from January 1994 to April 2002. He reassumed the position of Chief Executive Officer in October 1999 and served in that capacity until February 12, 2001. From June 1990 to December 1993, he served as Chairman and Chief Executive Officer of The ServiceMaster Company. From May 1983 to June 1990, he served as President and CEO of ServiceMaster. ServiceMaster provides lawn care and landscaping maintenance, termite and pest control, plumbing, cleaning, and appliance and other home equipment maintenance. He is also a director of Herman Miller, Inc.

Lawrence R. Pugh

     Mr. Pugh retired as Chairman of VF Corporation, an apparel company in North Carolina, in October 1998, a post he held since 1983. Additionally, Mr. Pugh served as Chief Executive Officer from 1983 to 1995.

John W. Rowe

     Mr. Rowe became Chairman and Chief Executive Officer of Exelon Corporation on April 23, 2002. He became Co-Chief Executive Officer and President of Exelon upon the merger of Unicom Corporation and PECO Energy on October 20, 2000. Prior to the merger, he served as Chairman, President and Chief Executive Officer of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, a post he assumed in March 1998. Previously, Mr. Rowe was President and Chief Executive Officer of New England Electric System from 1989 to February 1998. He was a director of FleetBoston

Financial Corporation until February 2002. Exelon is an electric utilities company. Mr. Rowe is currently a director of Exelon Corporation and The Northern Trust.

Thomas R. Watjen

     Mr. Watjen became President and Chief Executive Officer on March 31, 2003. He had served as Vice Chairman and Chief Operating Officer of the Company since May 15, 2002. He became Executive Vice President, Finance on June 30, 1999 and assumed additional Risk Management responsibilities on November 1, 1999. Prior to the Merger, he was Vice Chairman and Chief Financial Officer of Provident, positions he assumed on March 26, 1997. He became Executive Vice President and Chief Financial Officer of America on July 1, 1994. Prior to joining America, he served as a Managing Director of the insurance practice of the investment banking firm, Morgan Stanley & Co., which he joined in 1987.

BOARD OF DIRECTORS AND COMMITTEES

     During 2002, there were eight meetings of the Board of Directors. No director attended fewer than 75% of the aggregate of (a) the total number of meetings of the Board of Directors (held during the period for which each was a director) and (b) the total number of meetings held by all committees of the board on which a director served (during the periods that such director served), with the exception of Mr. Fossel.

     In 2002, the Board of Directors of the Company had five standing committees: Audit, Compensation, Executive, Finance, and Governance. In addition to the duties described below, each committee may be assigned additional duties by the Board of Directors from time to time, and each is charged with reporting its activities to the Board of Directors. Membership of the committees is given as of December 31, 2002. Except for the Executive Committee, the other four standing committees were composed solely of outside directors.

Audit Committee

     Members were John W. Rowe (Chairman), Jon S. Fossel, Ronald E. Goldsberry, Cynthia A. Montgomery and C. William Pollard. The Company’s common stock is listed on the New York Stock Exchange and is governed by its listing standards. The members of the Audit Committee meet the current independence standards of the New York Stock Exchange. Information regarding the functions performed by the Committee and the number of meetings is set forth in the “Report of the Audit Committee” included in this Proxy Statement. The Audit Committee is governed by a written charter approved by the Board of Directors, which is set forth in Exhibit 1.

Compensation Committee

     Members were C. William Pollard (Chairman), A.S. (Pat) MacMillan, Jr., Lawrence R. Pugh. Lois D. Rice and John W. Rowe. The committee, which is composed of non-employee directors met six times during 2002. The committee is responsible for oversight with regard to the compensation and benefit strategies of the Company. This responsibility includes monitoring development, adoption and implementation of compensation and incentive programs, as well as compensation philosophy, compensation for the Chief Executive Officer, reviewing and approving recommendations for long term and annual incentive awards for senior management, reviewing and approving employment agreements, change in control agreements, severance agreements or plans, or similar agreements for officers. The committee’s duties also include reviewing and approving new incentive or performance plans for officers, recommending to the Board or approving equity based incentive plans for officers and employees, approval of new benefit plans or material changes to existing benefit plans that are material to the Company, and recommending to the Board matters relating to the compensation of directors.

Executive Committee

     Members were J. Harold Chandler (Chairman), William L. Armstrong, Hugh O. Maclellan Jr., C. William Pollard, Lawrence R. Pugh and John W. Rowe. The committee met one time during 2002. Subject to certain procedural guidelines, the Executive Committee is authorized to act between meetings of the Board.

Finance Committee

     Members were William L. Armstrong (Chairman), Jon S. Fossel, Ronald E. Goldsberry and Cynthia A. Montgomery. The committee met seven times during 2002. The committee develops and monitors appropriate policy and strategies to guide and govern the lending and investment of funds held by the Company. In accordance with state insurance statutes, the committee has established and oversees an Investment Subcommittee to carry out the daily activities required to authorize and oversee the loans and investments of its insurance subsidiaries.

Governance Committee

     Members were Lawrence R. Pugh (Chairman), William L. Armstrong, Hugh O. Maclellan, Jr., A.S. (Pat) MacMillan, Jr. and Lois D. Rice. The committee met five times during 2002. The committee is generally responsible for developing and monitoring guidelines for corporate governance, developing and overseeing the criteria for Board membership, developing and implementing a process for evaluating the Board, and considering new candidates for the Board.

Compensation of Directors

     The Company pays its non-employee directors an annual retainer of $80,000. The annual retainer is paid in the form of stock options or deferred share rights, as elected by each director in accordance with the terms of the Company’s Non-Employee Director Compensation Plan. Any amount not elected to be received in the form of options or deferred share rights is paid to the directors in cash. In 2002, no fees were paid for attendance at meetings. Effective January 1, 2003, the Board approved a supplemental compensation arrangement reflecting the additional time and responsibilities required of the Board. Under the supplemental arrangement, chairs of the standing committees, with the exception of the Executive Committee, receive an additional retainer of $7,500, and all directors receive $1,000 for each special meeting and $500 for each conference call meeting of the Board and their respective committees in which they participate. The co-chairs of the OCB discussed in Recent Developments will receive a quarterly retainer of $25,000 and a one-time grant of 30,000 shares of restricted stock. Employees of the Company are not compensated for their services as directors of the Company or any of its direct or indirect subsidiaries.

     In 1998, directors of Provident participating in the director retirement program were required to convert their accrued account balance on a net present value basis to either stock options or deferred share rights issued under the Non-Employee Director Compensation Plan. Upon leaving the Board, the directors who were formerly directors of UNUM will be entitled to receive an annual consulting fee fixed at $27,500 for the number of full years each director had served as of May 31, 1997, under a former UNUM plan.

     There is a stock ownership goal of 10,000 shares of the Company’s common stock for each director. Until a director reaches the stock ownership goal, the director is expected to take at least 25 percent of the annual retainer in deferred share rights. Also, under policy guidelines adopted by the Board in March 2003, each director is expected to retain shares received as a result of director compensation for three years.

AUDIT COMMITTEE REPORT

     The primary purpose of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors, and is more fully described in its Charter, which is included as Exhibit 1 in this proxy statement. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Company’s independent auditors are responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of these financial statements with generally accepted accounting principles. The independent auditors report directly to the Audit Committee, and the Committee is responsible for the appointment, compensation and oversight of the work performed by the independent auditors.

     The Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and considered the compatibility of nonaudit services with the auditors’ independence.

     The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held nine meetings during the year ended December 31, 2002.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

John W. Rowe, Chairperson
Jon S. Fossel
Ronald E. Goldsberry
Cynthia A. Montgomery
C. William Pollard

REPORT OF THE BOARD COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed solely of members who are “Non-Employee Directors” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934 and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee is generally responsible for establishing and administering the Company’s executive compensation programs. This report addresses the Company’s compensation policies and practices, and the Compensation Committee’s decisions regarding 2002 compensation as they affected the Chief Executive Officer and the four other most highly paid executive officers of the Company for 2002. These five individuals are collectively referred to as the “named executive officers.” These policies and practices also generally affect the compensation of the Company’s other officers and high level executives.

Compensation Philosophy

     The Committee establishes compensation, including executive compensation, according to the following principles of the Company’s compensation philosophy:

  Emphasize a performance culture by providing all employees with competitive base pay and incentive opportunities. Annual incentive opportunities, for those eligible, will be based on the Company’s achievement of selected annual goals and an appraisal of individual performance in the context of targets set each year. Long term incentives are generally equity-based, and their value will therefore be dependent on share price performance over a longer period.

  Consider roles, skills, abilities, experience and performance expectations on an individual level so that total pay levels will reflect both the competitive market and individual performance.

  Reinforce an ownership culture in the Company, and accomplish this by making equity-based compensation vehicles generally available to key managers of the Company, and requiring certain senior executive officers to achieve specified ownership levels.

Stock Ownership Goals

     Alignment of the interests of designated executives with the Company’s shareholders is an important feature of the Company’s executive compensation programs. Certain senior executive officers are expected to own an amount of the Company’s common stock depending on the officer’s level, current ownership and other relevant factors. This stock ownership requirement can be met with shares beneficially owned by the executive through the purchase of shares, including purchases through the Employee Stock Purchase Plan, the exercise of stock options, shares allocated by the executive through the Company’s 401(k) retirement plan, phantom and performance shares issued under the Performance Shares Subplans, constituting a part of the Amended and Restated Management Incentive Compensation Plan of 1994 (“MICP”), and restricted stock awards. Unexercised stock options do not count toward the ownership requirement.

     While the traditional stock ownership goals are confined to a small number of senior executive officers, three during 2002, the Compensation Committee has under consideration policies which deal with both the issue of how long a person receiving an equity-based compensation award is expected to retain the securities or a percentage thereof and what percentage of such securities the person is expected to retain as long as the person remains an employee of the Company. Retention in both instances will take into account the individual’s job level.

Peer Group

     For purposes of obtaining comparative compensation data for executive officers, the Committee has used a peer group comprised of a mix of insurance and financial services companies. The peer group continues to be reviewed periodically with the Compensation Committee. Companies are added and deleted as consolidation occurs and business objectives change. The Committee also considers other groupings of companies in comparing information indicated by the peer group. The companies in the peer group include those that the Company has determined are its competitors for executive talent. This is a different group of companies than is included in the “Insurance Index” used for “Comparison of Five Year Cumulative Total Return,” as set forth on page 17.

Overview

     Compensation for executive officers for 2002 consisted of the following components: (1) an annual base salary; (2) a bonus, paid in cash; and (3) non-qualified stock options granted under the Stock Plan of 1999.

Base Salary

     Under the guidelines approved by the Committee in November 1999, base salaries for executive officers generally are established based on Company performance with reference to comparative market data. Base salaries are reflected in employment agreements, which were entered into in connection with the Merger with three of the named executive officers serving during 2002. Base salaries are reconsidered annually for each of the named executive officers.

Annual Incentive Compensation

     Annual incentive target opportunity is generally established based on the level of the position and the responsibilities that accompany that position, as well as market data from peer group companies.

     In general, annual incentive awards for all officers are based on performance measures included in the MICP, which includes the Corporate Performance Subplan and the Individual Performance Subplan.

     The Corporate Performance Subplan is based solely on the achievement of objective corporate performance goals. In the first quarter of each plan year, the Compensation Committee establishes performance goals based on one or more corporate performance criteria, and establishes target awards based on the achievement of these goals. Target awards are set as a percentage of base salary. The three performance measures for 2002 were sales, return on equity and earned premium. Additionally, earnings thresholds are established which must be achieved for there to be payouts under the MICP.

     The Individual Performance Subplan is based on an individual’s contribution to the business of the Company, as determined by the Compensation Committee. This contribution may be assessed on non-objective as well as objective measures.

     For 2002, the Company did not reach the statutory earnings threshold under the MICP as that threshold was defined for 2002, although the intent of the threshold to have adequate funds to cover interest on debt and dividends to stockholders was met by the Company. Additionally, two of the three performance targets set for 2002 were met and the other was slightly under target. After taking into account the overall performance of the Company for 2002, including certain performance objectives that were met or exceeded and certain aspects of performance that were not at the expected level, the Compensation Committee felt there should be some bonus for 2002 to recognize performance and results achieved in many areas of the Company. Therefore, the Committee approved an annual incentive award for 2002 as a one-time authorization of a cash incentive award in an amount that would be equivalent to a 50% corporate achievement had the MICP been applied. Individual awards would still reflect an assessment of each individual’s performance for 2002.

     Based on 2002 results, awards to the named executive officers ranged from 0% of salary to 57.5% of salary. All awards were paid in cash.

Long-Term Incentive Compensation

     The Stock Plan of 1999 is used to support the Company’s long-term incentive compensation program. It permits grants to officers, employees, producers and directors of the Company in the form of stock options, restricted stock, stock appreciation rights, and dividend equivalent awards. Generally, the Company makes grants in the first quarter of each year to employees at the officer level, establishing the terms and conditions of options at the time of grant.

     In February 2002, options were granted having eight year terms and vesting ratably over the first three years the options were outstanding. All options were granted with an exercise price equal to the fair market value of the underlying shares of the Company’s common stock on the date of grant, which was $28.90 per share. The total number of options granted in February 2002 under the Stock Plan of 1999 to the named executive officers set forth in this Proxy Statement was 1,032,000. The amounts of the individual grants are set forth in the Compensation Table.

     During 2002, the Compensation Committee, with the assistance of an external compensation consultant, began a review of the Company’s long-term incentive compensation program. Many of the drivers that supported the current long-term incentive plan design have changed, suggesting the need for the Company to reconsider its long-term incentive philosophy. These drivers include, but are not limited to, factors such as general reassessment of the utility of using stock options as the primary vehicle in a long-term incentive program, particularly in view of an accelerated movement towards reconsideration of accounting principles relating to stock-based compensation by the Financial Accounting Standards Board that may require expensing of stock options. The goal of the new LTI program will, among other things, not rely primarily on options, will contain performance features that are tied to the Company’s long-term business plan, and will recognize that the incentive instruments in whatever form used are likely to be expensed. Since the review of the new LTI program was not completed and since the accounting treatment of long-term stock-based compensation remains unresolved, it was decided that the program for 2003 would be a “transition” program while the Committee continues to refine a LTI program that is linked in a meaningful way to corporate performance as part of the Company’s strategic plan.

     The 2003 LTI transition program does not use stock options, which have been the primary vehicle used in the past for the Company’s LTI programs. The 2003 program is denominated in dollar amounts, by position level and these reflect several considerations, including market data. The individual awards also reflect individual performance in 2002. The 2003 program for those participants, other than Messrs. Watjen and Copeland, allows participants to choose between an award in deferred cash or in restricted stock, with either form being subject to three-year cliff vesting, but not otherwise subject to corporate performance requirements.

     For Messrs. Watjen and Copeland, the 2003 LTI program is different. It has a payout opportunity ‘at risk’ based upon achievement of goals consistent with budgets including net income, ROE and earnings per share and developing and implementing a comprehensive strategy which includes achievement of four designated performance objectives. Payment of the opportunity will occur when the Committee determines that goals are achieved. Since the payout decision rests solely with the Committee, discretion and judgment can also be applied to the value of award opportunity. Competitive norms may provide a useful starting point; however, the Committee will also consider in its sole discretion (a) projected and actual stock price changes generated by goal achievement, (b) budget constraints, and (c) historical long-term incentive grant practices. On a preliminary basis, targets of $1.5 million and $700,000, have been set for Mr. Watjen and Mr. Copeland respectively.

Chief Executive Officer Compensation

     Compensation of the Chief Executive Officer follows the philosophy for executive compensation described above. The components of executive compensation were established in an employment agreement with Mr. Chandler, entered into at the time of the Merger, and subsequently amended. Information concerning the severance compensation and retirement benefits Mr. Chandler became entitled to under his employment agreement as a result of his replacement is described under Employment Agreements.

Base Salary

     Mr. Chandler’s base salary in 2002 was $1,000,000. From January 1, 2003 until his replacement as Chief Executive Officer, in late March 2003, Mr. Chandler’s annual base salary was increased to $1,200,000.

Annual Incentive Compensation

     Under the terms of Mr. Chandler’s employment agreement, Mr. Chandler was eligible to receive an annual bonus for 2002 with a target level of not less than 100% of his annual base salary for 2002. In February 2002, the Compensation Committee set Mr. Chandler’s target incentive for 2002 at 110% of his base salary at the same time that the Company’s performance goals were established for 2002. In February 2003, as part of assessing the overall performance of the Company for 2002 and determining the amount that should be paid as annual incentive compensation to the individuals who generally participate in the MICP, but who would be paid under a one time authorization for 2002, the Compensation Committee determined that there would be no annual incentive award to the Chief Executive Officer for 2002.

Long Term Incentive Compensation

     The Compensation Committee makes its awards for long-term incentive compensation generally at the February meeting each year. In February 2002 the Compensation Committee continued the prior practice of generally using stock options as the vehicle for long-term incentive compensation. It believed that it was appropriate to make stock option grants to the Chief Executive Officer at a higher level than for other executive officers, reflecting the higher level of responsibility and accountability of the Chief Executive Officer. Mr. Chandler was granted options to purchase 550,000 shares of Company common stock, with an exercise price of $28.90, which was the fair market value on the grant date, and a term of eight years with vesting being ratable over three years. As indicated above, the Compensation Committee is in the process of reviewing and changing the approach and vehicle used to provide long-term incentive compensation to all executive officers of the Company.

Million Dollar Deduction Limitation (IRC Section 162(m))

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the Company’s ability to deduct compensation in excess of $1,000,000 paid during a tax year to the Chief Executive Officer and to any of the four other highest paid executive officers at year end who exceed that amount. Certain performance-based compensation is not subject to such deduction limit. The Compensation Committee takes into account the deductibility of executive compensation while retaining the discretion necessary under the circumstances to compensate executive officers in a manner commensurate with performance and the competitive market for executive talent, even though the requirements of Section 162(m) may not be satisfied.

     Since the bonus amounts for 2002 were not paid under the Management Incentive Compensation Plan, they do not meet the criteria to qualify under Section 162(m), but the only bonus to which this applies is $23,750 of Mr. Watjen’s 2002 bonus award since he is the only other named executive officer reaching the $1,000,000 threshold who received a bonus for 2002.

Compensation Committee Interlocks and Insider Participation

     There are no interlocking arrangements involving service by any executive officer of the Company on the compensation committee of another entity and an executive officer of such other entity serving on the Company’s Compensation Committee.

C. William Pollard, Chairman
A.S. (Pat) MacMillan, Jr.
Lawrence R. Pugh
Lois Dickson Rice
John W. Rowe

COMPENSATION TABLES

     The following table summarizes the compensation of persons serving as Chief Executive Officer and the four other most highly compensated executive officers for the years 2000, 2001 and 2002.

	Annual Compensation								Long Term Compensation

							Awards

Name & Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)		Restricted Stock Awards ($) (1)		Securities Underlying Options (#)		All Other Compensation

J. Harold Chandler (2)	2002	1,000,000	0		103,989	(3)	0		550,000	(4)	3,245	(5)
Chairman, President and	2001	950,000	1,500,000		95,466		0		550,000		6,800
Chief Executive Officer	2000	900,000	1,400,000		0		0		675,000		6,800

Thomas R. Watjen	2002	650,000	373,750		17,312	(6)	0		275,000	(4)	8,078	(5)
Vice Chairman and Chief Operating	2001	600,000	800,000		16,285		2,814,000	(7)	250,000		6,800
Officer	2000	500,000	600,000		0		0		200,000		6,800

F. Dean Copeland	2002	400,000	184,000		20,673	(6)	0		150,000	(4)	3,411	(5)
Senior Executive Vice President	2001	380,000	450,000		45,310		844,200	(7)	130,000		6,800
and General Counsel	2000	350,000	305,000		0		0		100,000		6,800

Robert O. Best
Senior Vice President — Customer	2002	295,000	123,050		25,599	(6)	0		32,000	(4)	7,453	(5)
Loyalty Services & Chief	2001	295,000	210,000		13,916		84,420	(8)	30,000		6,800
Information Officer	2000	290,000	180,000		0		0		23,590		6,800

Robert Greving	2002	268,750	95,914		6,957	(6)	0		25,000	(4)	8,028	(5)
Senior Vice President &	2001	242,500	165,000	(9)	10,828		84,420	(8)	25,000		6,800
Chief Financial Officer	2000	224,875	112,250		0		0		18,130		6,800

(1)	As of December 31, 2002, the Named Executive Officers held the following aggregate shares of restricted stock, with the following values (based on December 31, 2002 closing price of $17.54 per share): Mr. Watjen, 100,000 shares valued at $1,754,000; Mr. Copeland, 30,000 shares valued at $526,200; Mr. Best, 2,000 shares valued at $35,080; and Mr. Greving, 2,000 shares valued at $35,080. Additionally, two of the Named Executive Officers held performance shares which were issued in February 2002 under the Performance Subplan II of the MICP upon deferral of the 2001 incentive award into shares. These performance shares are subject to a risk of forfeiture for three years. The number of performance shares held along with their value as of December 31, 2002 are as follows: Mr. Copeland, 994 shares valued at $17,435; and Mr. Greving, 729 shares valued at $12,787. The value of the 2001 performance shares is not included in this column.

(2)	Information concerning the compensation Mr. Chandler received as a result of his replacement in March 2003, is provided under Employment Agreements.
(3)	The amount reported for Mr. Chandler includes $14,404 in connection with attendance at Company conferences recognizing internal sales personnel and external independent producers, $16,818 of residential closing costs covered by contract and $47,232 reimbursed for payment of taxes in connection with certain Company related expenses.

(4)	See the “Report of the Board Compensation Committee on Executive Compensation — Long-Term Incentive Compensation” for information relating to the 2003 program for the named executive officers.
(5)	The amount reported includes $78 premium on term life insurance policy provided by the Company and the remaining amount is the Company match to its long-term 401(k) retirement plan.
(6)	The amounts reported for Messrs. Watjen, Copeland, Best and Greving are amounts reimbursed for payment of taxes in connection with certain Company related expenses.
(7)	Special awards to Messrs. Watjen (100,000 shares) and Copeland (30,000 shares) to cover a number of years with one-third vesting at the end of the third, fourth, and fifth anniversaries from the date of grant in February 2001. Dividends are paid on the restricted stock.

(8)	Special awards of 3,000 shares of restricted stock to each of these executive officers with one-third vesting at the end of the first, second and third anniversaries from the date of grant in February 2001. Dividends are paid on the restricted stock.

(9)	Mr. Greving’s bonus comprised of $165,000 of which $82,500 was deferred in the form of phantom stock. The phantom stock represented performance shares as accounted for under the Performance Subplan II of the MICP.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted (#) (1) (3)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Grant Date Present Value (2)

J. Harold Chandler	550,000	15.83	$28.90	2/15/10	$3,927,000

Thomas R. Watjen	275,000	7.92	28.90	2/15/10	1,963,500

Thomas R. Watjen	31,769	0.91	28.50	2/25/10	239,538

F. Dean Copeland	150,000	4.32	28.90	2/15/10	1,071,000

F. Dean Copeland	16,249	0.47	27.86	2/25/10	117,805

Robert O. Best	32,000	0.92	28.90	2/15/10	228,480

Robert Greving	25,000	0.72	28.90	2/15/10	178,500

(1)	Options granted are non-qualified stock options, with the exercise price equal to fair market value of the Company’s common stock on the date of the grant. All options granted were for Company common stock. To encourage increased ownership, the Stock Plan includes what is commonly referred to as a “reload” feature. Under this arrangement, when options are exercised, payment for the option shares by delivery of shares already owned by the optionee entitles the optionee to a new stock option grant equal to the number of shares delivered. The new option grant has terms equal to the remaining term of the options that were exercised, and the option price is the then current fair market value of the common stock. Beginning in November 2001, the Company’s reload feature became more restrictive and is generally included in new grants only when the optionee is an officer who has a stock ownership goal to achieve.

(2)	The grant date present value of options granted in 2002 was determined using the Black-Scholes option pricing model. The underlying assumptions were as follows:
Volatility. Volatility was calculated using 72 monthly stock prices for all grants. The volatility was 24.8% for all grants.
Risk-Free Rate of Return. Rates of return were based on U.S. Treasury strip rates of return for an investment whose term is equal to the time of exercise of the option (as defined below). The rate for the grants ranged from 4.6% to 4.8%.

Dividend Payout Rate. The dividend payout rates were determined by dividing the expected annual dividend rate by the exercise price.
Time of Exercise. The time of exercise was assumed to be 6 years from the date of grant on all grants.
All options have a three year vesting period before the options may be exercised. Therefore, a discount of 3% per year of vesting was applied in determining the grant date present value of these options to recognize the risk of forfeiture. No discount was applied to the reload grants of Messrs. Watjen and Copeland.

(3)	The options granted vest 33-1/3% per year except for the reload grant to Mr. Watjen of 31,769 shares and Mr. Copeland of 16,249 shares which vested immediately.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FY-END OPTION VALUES

     The following table shows information concerning options for the Company’s common stock exercised by the named executive officers during 2002 and the value of unexercised options held by the named executive officers at December 31, 2002:

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at FY-End ($) Exercisable/Unexercisable (1)

J. Harold Chandler	0	0	2,124,598/1,271,167	0/0
Thomas R. Watjen (2)	113,137	1,116,386	683,374/552,166	0/259,842
F. Dean Copeland	33,000	466,660	302,277/298,166	0/129,921
Robert O. Best	0	0	174,269/60,021	59,492/30,650
Robert Greving	0	0	45,848/47,832	45,721/23,558

(1)	For all exercisable and unexercisable in-the-money options, the value is calculated as the difference between the fair market value (closing price) of the Company’s common stock on December 31, 2002 and the exercise price of the options.

(2)	The amounts for Mr. Watjen exclude 73,000 options of which he relinquished ownership and economic interest pursuant to a domestic relations order in January 1997. The value of the options transferred pursuant to the domestic relations order, all of which are exercisable, is $0.00.

PENSION PLAN TABLE

     The following table illustrates the combined estimated annual benefits payable under the UnumProvident Employees Pension Plan and Trust (“the Pension Plan”) and the UnumProvident Supplemental Pension Plan (the “Supplemental Plan”) upon normal retirement of participants with varying Final Average Earnings (as defined below) and years of Credited Service. The amounts shown are annual payments for the life of a participant who retires at age 65. Specific variations from the table for the named executives are discussed below. As of December 31, 2002, Messrs. Best, Chandler, Copeland, Greving, and Watjen had 8, 9, 6, 6, and 8 years of benefit service respectively. If Messrs. Best, Copeland, Greving and Watjen were to continue their employment with the Company until age 65, the respective years of benefit service would be 20, 7, 20, and 25 for computing benefits.

UnumProvident Corporation
Pension Equity Plan — Proxy Statement
New Pension Equity Formula on all Service ($)

	Credited Service

FAE*	10	15	20	25	30	35	40	45

500,000	57,700	88,300	119,900	152,700	186,500	217,600	248,700	279,800
600,000	69,600	106,400	144,600	184,100	224,900	262,300	299,800	337,300
700,000	81,500	124,600	169,200	215,400	263,200	307,100	350,900	394,800
800,000	93,400	142,800	193,900	246,800	301,500	351,800	402,000	452,300
900,000	105,300	160,900	218,600	278,200	339,900	396,500	453,200	509,800
1,000,000	117,200	179,100	243,200	309,600	378,200	441,200	504,300	567,300
1,100,000	129,100	197,300	267,900	341,000	416,500	486,000	555,400	624,800
1,200,000	141,000	215,400	292,600	372,400	454,900	530,700	606,500	682,300
1,300,000	152,800	233,600	317,200	403,800	493,200	575,400	657,600	739,800
1,400,000	164,700	251,800	341,900	435,200	531,500	620,100	708,700	797,300
1,500,000	176,600	269,900	366,600	466,600	569,900	664,800	759,800	854,800
1,600,000	188,500	288,100	391,200	497,900	608,200	709,600	810,900	912,300
1,700,000	200,400	306,300	415,900	529,300	646,500	754,300	862,000	969,800
1,800,000	212,300	324,400	440,600	560,700	684,900	799,000	913,200	1,027,300
1,900,000	224,200	342,600	465,200	592,100	723,200	843,700	964,300	1,084,800
2,000,000	236,100	360,800	489,900	623,500	761,500	888,500	1,015,400	1,142,300

* Final Average Earnings

     The above table reflects the amendment and merger of the Unum Lifecycle Plan, the Provident Retirement Plan for Salaried Employees and the Paul Revere Employees Pension Plan to a Pension Equity formula effective 1/1/2000. Retirement Benefits under this plan include a Basic Benefit based upon age at retirement, years of Benefit Service, Final Average Earnings and Social Security Compensation. An additional Supplemental Benefit based on specified factors and also upon each participant’s age as of 6/30/1997 for former Unum Plan participants and each participant’s age and service as of 3/31/2000 for former Paul Revere plan participants is also a part of the benefit formula. The plan also includes certain limited duration minimum benefits based on formulas in effect prior to 1/1/1997 under the former Unum Pension Plan and under the former Paul Revere Pension Plan and former Provident Pension Plan in effect prior to 3/31/2000. “Final Average Earnings” is defined as the average of salary plus annual cash incentive payments for the five years in which earnings were highest within the last 10 years of employment. “Social Security Compensation” means the average of the annual Social Security taxable wage base in effect during the 35 year period ending when the employee reaches Social Security Retirement Age. Accrued benefits are 100 percent vested after 5 years of service. Because the Supplemental Benefit varies based upon age and/or service at either 6/30/97 or 3/31/2000 and by participation in designated prior plans, and Social Security Covered Compensation varies with year of birth, the retirement benefits shown above are averages; benefits for individual executives may be 10 to 15 percent higher or lower than shown.

     The Supplemental Pension Plan provides benefits equal to the difference between what the Pension Plan can pay reflecting the limits imposed by Sections 401(a) and 415 of the Code and what the Pension Plan would otherwise have paid had these limits not existed. All participants in the Pension Plan who terminate or retire after 1/1/2000 and are affected by the limits are eligible to participate in the Supplemental Plan, including Messrs. Best, Copeland, Greving, and Watjen. Prior to his termination, Mr. Chandler was also eligible to participate in the Supplemental Plan. Effective 1/1/1997, for former Unum plan participants, the Supplemental Plan also pays benefits that would have been paid by the Pension Plan had compensation not been deferred. This provision is effective 1/1/2000 for participants in the former Provident and Paul Revere Pension Plans.

Employment Agreements

     Effective upon the completion of the Merger, the Company entered into a new employment agreement with Mr. Chandler. The employment agreement was amended and restated on November 10, 2000, and was to be in effect until June 30, 2005. In late March 2003, Mr. Chandler was replaced by the Board of Directors as Chairman, President and Chief Executive Officer of the Company. Mr. Chandler subsequently resigned as a director of the Company.

     Mr. Chandler will receive compensation due under the employment agreement. Under the terms of his employment agreement, the Company expects to pay approximately $17.1 million (approximately $8.5 million of which represents three times the sum of the highest annual bonus paid to him for any of the three years prior to termination and his annual base salary, plus an amount representing a pro rated portion of a bonus for 2003, and approximately $8.6 million of which represents the present value of a retirement benefit equal to 51% of the average of his base salary and annual bonus for the five years in which such amounts were highest within the last ten years of employment, less under the circumstances any benefit payable pursuant to the Company’s Pension Plan). As of the date of this proxy statement, Mr. Chandler has not agreed to the amount due under his employment agreement.

     Under the employment agreement all stock options vested, all restrictions on restricted stock awards lapsed, and other equity-based awards vested. All options, except those granted at the time of the Merger as discussed below, will remain exercisable for a period of three years or the earlier expiration of their initial term. Under the agreement at the time of the Merger there was an initial grant of options to acquire 500,000 shares of the Company’s common stock, which vested ratably over four years and has an exercise price of $55.1799 per share. The initial option grant will remain exercisable for the remainder of its term. Lifetime medical and dental benefits will be provided to Mr. Chandler and his spouse on the same basis as such benefits are provided to senior executive officers of the Company, but coverage will be secondary, and the aggregate amount of premium payments for such coverage may not exceed $1,000,000.

     If any payments pursuant to the agreement or otherwise were subject to any excise tax under Section 4999 of the Internal Revenue Code, the Company would have provided an additional payment such that the executive retained a net amount equal to the payments he would have retained if such excise tax had not applied.

     Mr. Chandler is subject to a non-competition provision for one year following termination of employment and to a prohibition against divulging confidential information.

     The Company also entered into employment agreements at the time of the Merger with Messrs. Watjen and Copeland. The respective agreements for each of these individuals superseded previous agreements with the Company regarding the employment and the termination of these executive officers. These agreements were amended in July 2002 to be effective as of January 1, 2002, and amended again effective March 31, 2003.

     The March 2003 amendments reflect the following changes as to Mr. Watjen: (i) his position changed from Vice Chairman and Chief Operating Officer to President and Chief Executive Officer for an interim period beginning March 31, 2003 and ending when he or another person assumes the position as the new Chief Executive Officer, (ii) if Mr. Watjen is not chosen as the new Chief Executive Officer, the new Chief Executive Officer may reassign Mr. Watjen to a position reasonably related to his qualifications for a transition period of up to one year and this reassignment shall not constitute Good Reason for purposes of termination, (iii) his annual base salary is increased to $900,000 effective March 31, 2003, (iv) if Mr. Watjen is not offered the position as the new Chief Executive Officer following the Board search, for a limited time after the transition period as described above, he may resign and such resignation shall be treated as a Good Reason termination, (v) in instances of termination for Good Reason or by the Company without Cause when a change in control is not involved, there is a reduction in the severance amount paid by the Company over an 18 month period by any amount earned by Mr. Watjen if he earns more than $200,000 from subsequent employment during such period, and (vi) notice of termination for Good Reason by Mr. Watjen is notice of resignation of all elected positions with the Company.

     The March 2003 amendments reflect the following changes as to Mr. Copeland: (i) while serving as Senior Executive Vice President and General Counsel, he has the additional position of Chief Administrative Officer for an interim period beginning March 31, 2003 and ending at such time as the Board determines, (ii) any assignment of Mr. Copeland to duties and responsibilities reasonably related to his qualifications after the interim period shall not constitute Good Reason for purposes of termination, and (iii) his annual base salary is increased to $650,000 effective March 3, 2003.

     Mr. Watjen and Mr. Copeland are eligible for a target annual bonus of 100% and 80%, respectively, of base salary. The agreements state that the annual bonus does not include any special or supplemental bonuses that may be awarded. Any incentive awards may be equity-based or in cash. Under the terms of the agreements, the Compensation Committee can award an additional annual deferred compensation (“Deferred Compensation”) amount to the executives in any year in which the Company exceeds its performance targets under its long-term incentive program for officers of the Company. The compensation is deferred for three years, but deferral can be accelerated in thirds if certain individual annual performance goals are met. The agreements provide that any reduction in annual base salary is a basis for Good Reason termination.

     The amended agreements clarify the retirement benefit provided to Mr. Watjen and Mr. Copeland. Each executive is entitled to a retirement benefit equal to 2.5 percent of the executive’s Final Average Earnings (as defined) multiplied by his years of Executive Service (as defined) up to 20 years. If the executive retires after age 55, but prior to age 60, his benefit will be reduced by 5% for each year under 60. For purposes of calculating the retirement benefit, the executive will receive full credit for all years of service plus, in the case of Mr. Copeland, five additional years. The retirement benefit provided for in the employment agreement will be reduced by the executive’s benefit under the Company’s Pension Plan and Supplemental Plan.

     In the event of termination of employment by the Company without Cause or by the executive for Good Reason, Mr. Watjen will receive an amount equal to three times the sum of his annual base salary and highest annual bonus paid in any of the three years prior to the date of termination, plus accrued obligations for salary and a pro-rata bonus for the portion of the year preceding termination, any Deferred Compensation, three years of pension accrual, and continued welfare benefit coverage for three years; and in a change in control context, all stock options and other equity-based awards would vest, all restrictions on restricted stock awards would lapse, and options would remain exercisable for a period of two years or the earlier expiration of their initial term.

     In the event of termination during employment by the Company without Cause or by the executive for Good Reason, Mr. Copeland will receive an amount equal to two times (unless termination is in a change in control context, then three times) the sum of his annual base salary and highest annual bonus paid in any of the three years prior to the date of termination, plus accrued obligations for salary and bonus during the portion of the year preceding termination, any Deferred Compensation, and continued welfare benefit coverage for two years (three years in a change in control context); and in a change in control context only, (x) three years of additional pension accrual and (y) all stock options and other equity-based awards would vest, all restrictions on restricted stock awards would lapse, and options would remain exercisable for a period of two years or the earlier expiration of their initial term.

     Under the employment agreements the executives will serve for two-year terms, with automatic renewals for successive two-year terms unless either party provides prior written notice, however, Mr. Copeland or the Company may notify each other any time that Mr. Copeland’s employment will terminate due to retirement after age 65 (except in a change of control context, when the effectiveness of such notice given by the Company shall be delayed until the second anniversary of such change of control, or if no change in control occurs, the first anniversary of the Company’s entrance into an agreement, which if consummated would have constituted a change in control).

     If any payments pursuant to the agreement or otherwise would be subject to any excise tax under Section 4999 of the Internal Revenue Code, the Company will provide an additional payment such that these individuals retain a net amount equal to the payments each would have retained if such excise tax had not applied.

Change in Control Severance Agreements

     The Company offers Change in Control Severance Agreements to certain other of its senior officers as determined by the Board of Directors, acting on the recommendation of the Compensation Committee. The essential provisions of the agreements provide certain benefits in the event the senior officer’s employment is terminated by the Company without Cause or by the officer for Good Reason as defined in the plan, within a two year period following a change in control, or in certain circumstances prior to a change in control. The severance benefits include:

  Payment of two times base salary and bonus (based on higher of pre-change-in-control salary and bonus or current salary and bonus);

  Pro rata bonus, assuming achievements of target;

  Two years additional service credit towards pension benefit accrual, including both qualified and supplemental plans;

  Continued medical and dental coverage for two years (secondary to coverage obtained from subsequent employer);

  Vesting of all equity-based awards which remain exercisable for ninety days from the date of termination;

  Vesting of accrued pension benefits, including both qualified and supplemental retirement plans; and

  Payment of all deferred compensation and outplacement services in accordance with the Company’s policies.

     If any payments pursuant to the agreement or otherwise would be subject to any excise tax under Section 4999 of the Internal Revenue Code, the Company will provide an additional payment such that these individuals retain a net amount equal to the payments each would have retained if such excise tax has not been applied, unless a reduction in the payments by no more than 10% would result in no excise tax. Messrs. Best and Greving are among the officers who have a change in control severance agreement as described above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Exchange Act, the Company’s directors, officers, and 10% beneficial holders of common stock are required to file with the Securities and Exchange Commission certain forms reporting their beneficial ownership of and transactions in common stock. Based solely upon information provided to the Company by each such person, the Company believes that each of its directors and officers and 10% beneficial owners filed all required reports on a timely basis during the last fiscal year, with the exception of Jon S. Fossel whose Form 3 reporting initial ownership of the Company’s common stock during 2002 was late filed. Mr. Fossel owned no shares of stock at the time the form was due and there were no changes in his beneficial ownership from that time until the time the filing was made.

COMPANY PERFORMANCE

     The following graph shows a five year comparison of cumulative total returns for the common stock of the Company (NYSE symbol: UNM), based on UNUM (NYSE symbol: UNM) historical and Provident (NYSE symbol: PVT) historical performance, the S&P Composite Index and the Insurance Index (non-weighted average of “total returns” from the S&P Life Index and the S&P Multi-line Index).

	Dec-97	Dec-98	Dec-99	Dec-00	Dec-01	Dec-02
UNM/PVT	100.00	108.65	62.26	53.55	53.98	36.61
UNM	100.00	108.63	60.49	52.02	52.44	35.57
S&P 500	100.00	128.58	155.63	141.46	124.65	97.10
Insurance Index	100.00	112.31	122.85	159.31	136.36	105.09

     The Report of the Compensation Committee, the Company’s Stock Price Performance graph, and the Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act. In addition, they shall not be deemed incorporated by reference by any statement that incorporates this Proxy Statement by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.

SECURITY OWNERSHIP

     The following table sets forth the information regarding the beneficial ownership of the common stock of the Company, as of March 31, 2003, by each director, nominee, and named executive officer, and by all directors, nominees, and executive officers as a group. The total number of shares beneficially owned by each person include those which are deemed to be beneficially owned under applicable Securities and Exchange Commission regulations. Unless otherwise indicated, the person indicated holds sole voting and disposition power.

Name	Shares Beneficially Owned	Shares Beneficially Owned Subject to Options Exercisable as of May 30, 2003	Deferred Share Rights or Phantom Shares	Total Shares Beneficially Owned	% of Company Common Stock

J. Harold Chandler (1) (2)	922,789	3,395,765	0	4,318,554	1.76

William L. Armstrong	31,771	45,479	700	77,950	*

Jon S. Fossel	0	0	0	0	0

Ronald E. Goldsberry (3) (4)	9,800	23,533	18,696	52,029	*

Hugh O. Maclellan, Jr. (5)	14,597,671	43,654	0	14,641,325	6.04

A. S. (Pat) MacMillan (5)	527	13,806	0	14,333	*

Cynthia A. Montgomery (3) (7)	9,200	21,533	14,395	45,128	*

C. William Pollard (6)	18,148	0	9,427	27,575	*

Lawrence R. Pugh (3)	10,311	50,733	14,496	75,540	*

Lois Dickson Rice (3)	600	35,633	5,354	41,587	*

John W. Rowe (3) (8)	8,500	33,633	10,960	53,093	*

Thomas R. Watjen (1) (2) (9)	342,541	999,374	10,713	1,352,628	*

F. Dean Copeland (1) (2) (9)	91,122	429,610	10,245	530,977	*

Robert O. Best (1) (2)	53,794	202,957	1,935	258,686	*

Robert C. Greving (1) (2) (10)	8,732	68,680	3,684	81,096	*

All directors and executive officers
as a group (1) (2) (3) (5) (11)	16,105,506	5,364,390	100,605	21,570,501	8.84

*	Denotes less than one percent
(1)	Shares owned by Messrs. Chandler, Watjen, Copeland, Best, and Greving and the executive officers as a group include shares owned in the Company’s 401(k) plan and the Company’s Employee Stock Purchase Plan.

(2)	Includes number of shares of phantom Company common stock representing performance shares awarded under the Performance Share Plan of the Amended and Restated Annual Management Incentive Compensation Plan of 1994. These performance shares represent deferred compensation based on the value of the market price of the Company common stock at the time the compensation is earned. The performance shares include both shares awarded and shares resulting from the gross-up described in the plan (“premium shares”). The performance shares cannot be converted into stock for a period of three years after grant, unless (with respect to the awarded shares only) the participant terminates employment with the Company. As a result of the merger with UNUM, a change in control occurred under the terms of the MICP and premium shares, which were granted prior to the merger and previously subject to forfeiture for a period of three years, vested.

(3)	Includes number of shares of phantom Company common stock credited to the non-employee directors’ accounts under the former UNUM Corporation 1998 Director’s Deferred Compensation Plan.
(4)	Includes 1,800 shares owned by a family limited partnership.

(5)	Information concerning the nature of the ownership of the securities listed here may be found in the section of this Proxy Statement entitled “Beneficial Ownership of Company’s Common Stock.” Information concerning shares for which ownership is disclaimed may also be found in that section.

(6)	Includes number of shares of phantom Company common stock representing deferred share rights awarded under the Company’s Non-Employee Director Compensation Plan of 1998.
(7)	Includes 9,200 shares jointly owned with Ms. Montgomery’s spouse.
(8)	Includes 7,000 shares held by Mr. Rowe’s spouse and 500 shares held by Mr. Rowe’s child.
(9)	Includes 100,000 shares and 30,000 shares of restricted stock granted to Messrs. Watjen and Copeland respectively, on February 8, 2001 which vest the earlier of normal retirement or ratably in the 3rd, 4th and 5th years following the grant date.

(10)	Includes 1,300 shares owned by Mr. Greving’s spouse.
(11)	Includes shares owned jointly or separately by spouses and minor children of all directors and executive officers as a group.

BENEFICIAL OWNERSHIP OF COMPANY’S COMMON STOCK

     Detailed information about the security ownership of beneficial owners of more than 5% of the Company’s common stock is set forth below including beneficial ownership based on sole voting and shared voting power and investment (dispositive) power. Due to the shared voting and investment power relating to a large portion of the Company’s common stock, there is significant duplication in the reported beneficial ownership. This results from ownership by certain members of the Maclellan family and trusts and foundations established by them or for their benefit.

     The Company does not know of any other person that is a beneficial owner of more than five percent (5%) of Company’s common stock. Information is given as of March 31, 2003, unless otherwise indicated.

Beneficial Ownership Based on Voting Power

Name and Address of Beneficial Owner	Amount Beneficially Owned (1) (Voting Power)		Percent of Company Common Stock Outstanding

Hugh O. Maclellan, Jr	14,597,671	(2)(3)	6.04
1 Fountain Square
Chattanooga, TN 37402
Barclay’s Global Investors, NA	12,155,806	(4)	5.04
45 Fremont Street
San Francisco, CA 94105
Dodge & Cox	15,469,781	(5)	6.40
One Sansome Street, 35th Floor
San Francisco, CA 94105

(1)	Beneficial ownership of securities is disclosed according to Rule 13d-3 of the Securities Exchange Act of 1934. The reporting persons, Hugh O. Maclellan, Jr., Charlotte M. Heffner (Mrs. Richard L. Heffner) and Robert H. Maclellan, together with all other trustees of The Maclellan Foundation, Inc., as an aggregate, hold full voting power over 21,137,005 shares or 8.75% of the Company’s common stock.

(2)	Hugh O. Maclellan, Jr. is a trustee of The Maclellan Foundation, Inc. (the “Maclellan Foundation”). Hugh O. Maclellan, Jr. held a revocable proxy to vote the shares of Company’s common stock held by the Maclellan Foundation. Accordingly, shares owned by the Maclellan Foundation have been included among those listed for Hugh O. Maclellan, Jr. The Maclellan Foundation is a charitable organization treated as a private foundation for federal income tax purposes.

(3)	Hugh O. Maclellan, Jr. had the power to vote the following shares of Company’s common stock:
Sole Voting Power	2,033,367 shares — 0.84%
Shared Voting Power	12,564,304 shares — 5.20%

Total	14,597,671 shares — 6.04%

Totals listed above, and in the “Beneficial Ownership Based on Investment Power” table below, do not include 62,143 shares of Company’s common stock voted solely by spouse, Nancy B. Maclellan, of which beneficial ownership is disclaimed. Also, totals do not include options to purchase 43,654 shares of Company’s common stock, all of which are exercisable on or before May 15, 2003.

(4)	This information is based on Schedule 13G dated February 10, 2003, filed with the Securities and Exchange Commission by Barclays Global Investors, NA., and certain affiliates, which reflects beneficial ownership as of December 31, 2003. The shares are held by Barclays in trust accounts for the economic benefits of the beneficiaries of these accounts.

(5)	This information is based on Schedule 13G dated February 13, 2003, filed with the Securities and Exchange Commission by Dodge & Cox, which reflects beneficial ownership as of December 31, 2003. Securities reported are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, and endowment funds or other institutional clients.

Beneficial Ownership Based on Investment Power

Name and Address of Beneficial Owner	Amount Beneficially Owned (1) (Investment Power)		Percent of Company Common Stock Outstanding

Hugh O. Maclellan, Jr	14,597,671	(2)(3)	6.04
1 Fountain Square
Chattanooga, TN 37402

Charlotte M. Heffner	13,285,628	(2)(4)	5.50
(Mrs. Richard L. Heffner)
1991 West Paces Ferry Road, NW
Atlanta, GA 30327

Robert H. Maclellan	12,583,105	(2)(5)	5.21
131 S. Hermitage Avenue
Lookout Mountain, TN 37350

Barclays Global Investors, NA	12,155,806	(6)	5.04
45 Fremont Street
San Francisco, CA 94105

Dodge & Cox	16,383,381	(7)	6.80
One Sansome Street, 35th Floor
San Francisco, CA 94105

(1)	Beneficial ownership of securities is listed according to Rule 13d-3 of the Securities Exchange Act of 1934. If shares beneficially owned by more than one person were shown as beneficially owned by only one person, then the total number of shares owned by Hugh O. Maclellan, Jr., Charlotte M. Heffner and Robert H. Maclellan (with respect to the Maclellan family only) would have been equal to 18,528,856 shares of Company’s common stock (7.67%).

(2)	The 9,283,104 shares of Company’s common stock owned by the Maclellan Foundation also have been included among those listed for Hugh O. Maclellan, Jr., Charlotte M. Heffner and Robert H. Maclellan, trustees of the Maclellan Foundation, all of whom share investment power with respect to these shares.

(3)	Hugh O. Maclellan, Jr. had the power to invest the following shares of Company’s common stock:
Sole Investment Power	1,505,350 shares — 0.62%
Shared Investment Power	13,092,321 shares — 5.42%

Total	14,597,671 shares — 6.04%

     These shares listed above as beneficially owned by Mr. Maclellan based upon investment power include the 9,283,104 shares of Company’s common stock owned by the Maclellan Foundation. Totals listed above do not include 62,143 shares of Company’s common stock for which his spouse, Nancy B. Maclellan, had sole investment power, and for which beneficial ownership is disclaimed. Also totals do not include options to purchase 43,654 shares of Company’s common stock, all of which are exercisable on or before May 15, 2003.

(4)	Charlotte M. Heffner had the power to invest the following shares of Company’s common stock:
Sole Investment Power	668,234 shares — 0.28%
Shared Investment Power	12,617,394 shares — 5.22%

Total	13,285,628 shares — 5.50%

(4)	These shares listed above as beneficially owned by Mrs. Heffner based upon investment power include the 9,283,104 shares of Company’s common stock owned by the Maclellan Foundation for which Mrs. Heffner had shared investment power. Totals listed above do not include 47,933 shares of Company’s common stock for which her spouse, Richard L. Heffner had sole investment power, and for which beneficial ownership is disclaimed. Also totals do not include options to purchase 7,811 shares of Company’s common stock, all of which are exercisable on May 15, 2003.

(5)	Robert H. Maclellan had the power to invest the following shares of Company’s common stock:
Sole Investment Power	111,895 shares — 0.05%
Shared Investment Power	12,471,210 shares — 5.16%

Total	12,583,105 shares — 5.21%

These shares listed above as beneficially owned by Mr. Maclellan based upon investment power include the 9,283,104 shares of Company’s common stock owned by the Maclellan Foundation for which Mr. Maclellan had shared investment power.

(6)	This information is based on Schedule 13G dated February 10, 2003, filed with the Securities and Exchange Commission by Barclays Global Investors, NA., and certain affiliates, which reflects beneficial ownership as of December 31, 2003. The shares are held by Barclays in trust accounts for the economic benefits of the beneficiaries of these accounts.

(7)	This information is based on Schedule 13G dated February 13, 2003, filed with the Securities and Exchange Commission by Dodge & Cox, which reflects beneficial ownership as of December 31, 2003. Securities reported are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, and endowment funds or other institutional clients.

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
(Item 2 on the Proxy Card)

     The Board of Directors has selected Ernst & Young LLP as independent auditors to audit the financial statements of the Company for the current fiscal year and is recommending their selection for ratification of the stockholders. Representatives of the Company’s independent auditors, Ernst & Young LLP, are expected to be present at the Meeting to respond to appropriate questions and to make a statement if they so desire.

The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young.

Audit Fees

     The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements for the 2002 fiscal year and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for the 2002 fiscal year were $2,871,134.

Financial Information Systems Design and Implementation Fees

     There were no fees billed to the Company by Ernst & Young LLP for financial information systems design or implementation for the 2002 fiscal year.

All Other Fees

     All other fees billed to the Company by Ernst & Young LLP totaled $1,061,548 for the 2002 fiscal year. Of these fees, $380,789 were for audit-related services (primarily statutory audits for the insurance subsidiaries and internal controls review for Information Technology) and $680,759 were for non-audit services (primarily Human Resources consulting services and tax planning and consulting services).

MULTIPLE STOCKHOLDERS HAVING THE SAME ADDRESS

     If you and other residents at your mailing address own shares of the Company’s stock, you may have received a notice notifying you that your household will be sent only one copy of the Annual Report to Stockholders and Proxy Statement. If you did not “opt-out” using the procedure described in the notice, you were deemed to have consented to receiving only one copy for your household. At least one copy of the Annual Report and Proxy Statement will be sent to your address. Additional copies of the Annual Report and Proxy Statement and additional information, including the annual report on Form 10-K filed with the SEC are available without charge from the Office of the Corporate Secretary, 1 Fountain Square, Chattanooga, Tennessee, 37402, or by calling toll-free 1-800-718-8824. If you are currently receiving multiple copies of Annual Reports and Proxy Statements, and would like to receive only one copy, please contact us at the foregoing address and telephone number. The Annual Report, Proxy Statement and Form 10-K are also available on the Company’s website at www.unumprovident.com/financials/.

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

     Stockholder proposals intended to be presented at the 2004 Annual Meeting of the Company stockholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 must be received by the Secretary not later than December 16, 2003, in order to be included in the proxy materials sent by management of the Company.

Nominations

     Under the Company’s Bylaws, nominations of persons for election to the Board of Directors of the Company may be made at a meeting of stockholders by or at the direction of the Board of Directors, by any nominating committee or person appointed by the Board of Directors or by any stockholder of the Company entitled to vote for the election of Directors at the meeting. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company by a stockholder of the Company of record at the time of the delivery of said notice who is entitled to vote at the meeting. To be timely, a stockholder’s notice shall be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was first made. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re—election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of the Company which are beneficially owned by the person, (iv) a description of all arrangements, understandings or relationships between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder and (v) any other information relating to the person that is required to be disclosed in solicitations of proxies for election of Directors pursuant to Rule 14(a) under the Securities Exchange Act of 1934, as amended (the “Act”), and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of the Company are traded, and (b) as to the stockholder giving the notice (i) the name and address of record of the stockholder and the beneficial owner, if any, on whose behalf the nomination is made, and (ii) the class and number of shares of the Company which are beneficially owned by the stockholder and such beneficial owner and (iii) a representation that the stockholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.

ADMISSION TO ANNUAL MEETING OF STOCKHOLDERS

     You will need an admission ticket or proof of ownership of the Company’s common stock and valid picture identification (such as a drivers license or passport) to enter the annual meeting. Please separate the admission ticket attached to your proxy card and bring it to the meeting. If you do not bring your admission ticket, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at the meeting without an admission ticket, we will admit you only if we are able to verify that you are a Company stockholder.

Exhibit 1

AUDIT COMMITTEE CHARTER

Purpose

     The Audit Committee (“Committee”) is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

     The Committee shall provide a forum for private and direct communications between Committee members and the Company’s independent auditors, Internal Audit Department and senior financial management. The Committee shall serve as a channel of communication to the Board for the Company’s independent auditors and Internal Audit Department. The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement.

Committee Operations

     The Committee shall consist of three or more members, each of whom shall meet the independence and financial literacy requirements of the New York Stock Exchange, and the rules and regulations of the SEC. Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

     Members of the Committee shall be appointed by the Board on the recommendation of the Governance Committee and shall serve until their successors are appointed and qualify. The Board shall have the power at any time to change the membership of the Committee and to fill vacancies on the Committee. The Board shall designate one member of the Committee as its chairperson.

     The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

     The Committee shall have the sole authority to appoint or replace the independent auditor. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

     The Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the Company by its independent auditor. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittees to grant preapprovals shall be presented to the full Committee at its next scheduled meeting.

     The Committee shall have the authority to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

     The Committee shall make regular reports to the Board. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board. The Committee shall annually review the Committee’s own performance, which should include a comparison of the performance of the Committee to the requirements of this Charter.

The Committee, to the extent it deems necessary or appropriate, shall:
Financial Statement and Disclosure Matters
1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3.	Discuss with management critical accounting policies and significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4.	Review with the independent auditors:
(a) results of their audit, including their opinion on the financial statements
(b)	their procedures for reviewing the Company’s internal control and their evaluation of the adequacy of those controls over the financial reporting process and any special steps adopted in light of material control deficiencies.

(c)	the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, any significant disagreements with management, and any illegal acts detected or of which they were made aware.

5.	Discuss with management and the independent auditors significant accounting accruals, reserves or other estimates made by management, including reports from Company actuaries.
6.	Review and discuss reports from the independent auditors on:
(a) all critical accounting policies and practices to be used.
(b)	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.
7.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done in general terms (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

8.	Discuss with management and the independent auditor the effect on the Company’s financial statements of any significant accounting, regulatory and reporting initiatives including off-balance sheet structures.

9.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.
10.	Review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor
11.	Review and evaluate the lead partner of the independent auditor team.
12.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality control procedures, (b) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including consideration of the auditor’s quality controls. Obtain from the independent auditor written disclosures required by Independence Standards Board and consider whether permitted non-audit services are compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the Board.

13.	Ensure the rotation of the lead and reviewing audit partners as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

14.	Establish Company policies for hiring of employees or former employees of the independent auditor.
15.	Discuss communication between the Company’s audit team and the national office of the independent auditor on auditing or accounting issues.
16.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.
17.	Review Management (Internal Control) Letters issued to the Company by the independent auditors.
Oversight of the Company’s Internal Audit Function
18.	Review the appointment and replacement of the senior internal auditing executive.
19.	Review the scope of Internal Audit’s plan for the year and also review a summary of significant findings by Internal Audit and management’s responses.
20.	Discuss with the independent auditor and management, including the internal auditor, the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities
21.	Discuss with management, the Company’s senior internal auditing executive and the independent auditor procedures to ensure that the Company and its subsidiary/foreign affiliated entities are in compliance with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

22.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

23.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.
Limitation of Audit Committee’s Role
While the Committee has the responsibilities and powers set forth in this Charter, its function is oversight. It is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are responsibilities of management and the auditors.

UNUMPROVIDENT CORPORATION 1 FOUNTAIN SQUARE CHATTANOOGA, TN 37402

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to UnumProvident Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	UNUMP1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNUMPROVIDENT CORPORATION
The Board of Directors recommends a vote FOR the following items:		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
1.	The election of three directors for terms expiring in 2006; Nominees: 01) William L. Armstrong 02) A.S. (Pat) MacMillan, Jr. 03) Cynthia A. Montgomery	0	0	0
		For	Against	Abstain

2.	The ratification of the selection of Ernst & Young LLP as the Company’s independent auditors	0	0	0

3.	The transaction of any other business that may properly come before the meeting.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

ADMISSION TICKET
UNUMPROVIDENT CORPORATION
2003 ANNUAL MEETING OF STOCKHOLDERS
Wednesday, May 28, 2003
10:00 a.m. Eastern Daylight Time

Colonial Life & Accident Insurance Company
1200 Colonial Life Boulevard, Columbia, South Carolina

This admission ticket admits only the named stockholder.

If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. The use of video or still photography at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

P R O X Y

UNUMPROVIDENT CORPORATION
Annual Meeting of Stockholders
May 28, 2003
10:00 a.m., Eastern Daylight Time
Colonial Life & Accident Insurance Company, 1200 Colonial Life Boulevard, Columbia, South Carolina

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
UNUMPROVIDENT CORPORATION

The undersigned hereby appoints Thomas R. Watjen and F. Dean Copeland, or either of them, proxies, each with full power of substitution, acting jointly or by either of them if only one be present and acting, to vote and act with respect to all of the shares of common stock of the undersigned in UnumProvident Corporation, at the Annual Meeting, upon all matters that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to the directions indicated on the reverse side of this card or through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting instructions are not given with respect to the matters to be acted upon and the signed card is returned, the proxies will vote in accordance with the Board of Directors’ recommendations provided on the reverse side of this card, and in their discretion on any matters that may properly come before the meeting.

The Board of Directors recommends a vote “FOR” the items listed on the reverse side of this card. The Board of Directors knows of no other matters that are to be presented at the meeting.

This proxy card, when signed and returned, will also constitute voting instructions to the trustee for shares held in the UnumProvident 401(k) Retirement Plan or to the broker-dealer for shares held in the Employee Stock Purchase Plan. If voting instructions representing shares in the foregoing employee benefit plans are not received, those shares will not be voted.

SEE REVERSE SIDE